EXHIBIT 99.1

Press Release	Source: XStream Beverage Group, Inc.

Draft – Not For Distribution 7-2-04 – Revised 7-14-04

XStream Beverage Group, Inc. Acquires Mid-Atlantic Beverage Distributor

Acquisition of Atlantic Beverage Company Will More Than Double Company’s Revenues - Expands Beverage Network Concept

FORT LAUDERDALE, Fla., July 1, 2004 -- XStream Beverage Group, Inc. (www.xbev.com, OTC Bulletin Board: XSBG - News) a rapidly growing player in the national beverage industry, today announced it has completed, through its wholly owned subsidiary, Beverage Network of Maryland, Inc. the acquisition of substantially all of the assets and certain liabilities of Master Distributors Inc , (dba  Atlantic Beverage Company.) a mid-Atlantic distributor of non-alcoholic beverages serving Washington, D.C., Virginia and Maryland.  The consideration and terms of the acquisition were 1,923,077 shares of  XSBG restricted common stock,  $1,219,321 in cash  delivered at closing, a promissory note  for $2,000,000 payable in 60 equal monthly payments and bearing 6% interest. and a separate $250,00 payment to be made in 12 equal weekly installments.

With unaudited 2003 revenues in excess of $7 million and unaudited sales of $3.1 million for the five months ended May 31, 2004, the addition will more than double XStream’s revenues, which recently reported un-audited record sales for that five-month period of  $1.4 million.

Atlantic Beverage, which operates under the corporate entity of Master Distributors, Inc., has a rented warehouse in Jessup, Maryland just outside Baltimore.  The company, which has 31 employees, distributes such high profile brands as Welch’s, Clearly Canadian, Hansen’s, Fiji water, Tazo Tea and certain non-alcoholic products produced by Guinness.   Beverage Network of Maryland will immediately distribute XStream's proprietary energy drink Yohimbe while its Maui Juice products and the Squeeze soda brand will be distributed in the near future.

"Atlantic Beverage is one of the premier, independent beverage distributors on the east coast and represents the ideal profile of the type of distributors we want to acquire in key markets around the country while concurrently introducing our own proprietary brands though those distributors,” said XStream Beverage Group CEO, Jerry Pearring. "Owner Morris Stodard is a beverage industry veteran who has truly embraced our Beverage Network concept.  His experience and expertise will be a valued addition to our senior management team.”

Atlantic Beverage Company will be conduct business as Beverage Network of Maryland, Inc. expanding the Company’s Beverage Network concept along the east coast.  The Company recently acquired Ayer Beverage in Massachusetts giving XStream Beverage contiguous geographic coverage from Boston through the entire state of Connecticut by joining forces with Beverage Network of Connecticut, XStream's previous New England acquisition. XStream also owns and operates Beverage Network of South Florida that covers Miami-Dade, Broward and Palm Beach Counties.

Pearring said that Mr. Stodard would continue as general manager of Beverage Network of Maryland, Inc. through the end of 2004 and has been appointed to the Advisory Board of XStream Beverage Group, Inc.  In addition to his role on the Advisory Board Stodard will take on additional duties with XStream beginning in January 2005

"I've been in the beverage industry for more than four decades and I’m very impressed with XStream Beverage Group’s growth strategies," said Stodard. "With the additional resources provided by XStream we can take an even more aggressive approach to our sales and marketing to expand our customer base.”

Funding for this acquisition was provided by Laurus Master Funds, Ltd. through their May 14th 2004 agreement with XStream Beverage Group.  This arrangement with Laurus Master Funds for at total of $3 million in acquisition financing was made possible through an investment banking relationship with H.C. Wainwright & Co., Inc.

XStream Beverage Brands

As part of its brand acquisition strategy, XStream recently acquired the Maui Juice Company and the historic Squeeze soda brand, its first entry in the "retro," gourmet soda category.  The Company has begun the expansion of the Maui brand on the Island of Hawaii and anticipates bringing the product to the mainland within the next three months.  Squeeze is currently being reformulated and repackaged and the Company anticipates introducing the product before the end of this year.

Just over a year ago, the Company introduced its proprietary energy drink, Yohimbe. Since its introduction in March 2003, sales of the product have grown consistently in both on premise clubs and through its company owned distributors.

About XStream Beverage Group, Inc.

XStream Beverage Group, Inc., www.xbev.com,  is a beverage brand owner and distributor and  is rapidly becoming a key player in the new age beverage category. The company plans to continue acquiring small- to medium-sized beverage distributors, developing brands under its own label or through acquisition and leveraging those brands through its current and future distribution channels. The company is a fully reporting, public entity trading on the OTC Bulletin Board, ticker symbol XSBG.OB.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the success of competitive products, fluctuations in costs, changes in consumer preferences and other items described in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update any statements in this press release.

For further information, contact:

Peter Nasca

Peter Nasca Associates, Inc.

Chicago:  312-421-0723

Miami:    305-937-1711

pnasca@pnapr.com

For Investor Relations

Bob Giordano

212-495-0200 extension 10